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                                                                    Exhibit 23.4


                          Independent Auditors' Consent

To the Shareholders and the Board of Directors of Jupiter Telecommunications Co., Ltd. and Subsidiaries

       We consent to the use in this Registration Statement of Liberty
Media International, Inc. on Amendment No. 1 to Form S-1 of our report dated February 16, 2004, except for Note 15 as to which the date is March 25, 2004, with respect to the consolidated balance sheet of Jupiter Telecommunications Co., Ltd. (a Japanese corporation) and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended and to the reference to our firm under the heading "Experts" in the Registration Statement.

KPMG AZSA & CO.

Tokyo, Japan

July 16, 2004